SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
 OF THE INVESTMENT COMPANY ACT OF 1940
The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:
NAME:	CORSAIR OPPORTUNITY FUND
ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):
Corsair Opportunity Fund
 366 Madison Avenue, 12th Floor
New York, New York 10017

TELEPHONE NUMBER (INCLUDING AREA CODE): (212) 949-3000
NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:
Thomas Hess
 Corsair Opportunity Fund
366 Madison Avenue, 12th Floor
New York, New York 10017

COPIES TO:
George M. Silfen, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
 New York, New York 10036
CHECK APPROPRIATE BOX:
Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
Yes ☒      No ☐

SIGNATURE
Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 30th day of June, 2014.
Corsair Opportunity Fund
(Name of Registrant)

By: /s/ Thomas Hess
Name: Thomas Hess
Title: Initial Trustee